UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 28, 2004
(Date of earliest event reported)

John Hancock Life Insurance Company

(Exact name of registrant as specified in its charter)

Massachusetts	333-45862	04-1414660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

John Hancock Place
Boston, Massachusetts 02117
(Address of principal executive offices)

(617) 572-6000
(Registrant’s telephone number, including area code)

Item 1.         Change in Control of Registrant.

(a) On April 28, 2004, John Hancock Life Insurance Company’s parent, John Hancock Financial Services, Inc., a Delaware corporation (“John Hancock”), completed its merger (the “Merger”) with a subsidiary of Manulife Financial Corporation, a Canadian corporation (“Manulife”), pursuant to the Agreement and Plan of Merger, dated as of September 28, 2003, as amended by the First Amendment thereto dated as of December 29, 2003, by and among Manulife, John Hancock, and the above-mentioned subsidiary, Jupiter Merger Corporation, a Delaware corporation (“Merger Sub”). The Merger was effectuated by Merger Sub merging with and into John Hancock. As a result of the Merger, John Hancock became a wholly-owned subsidiary of Manulife. John Hancock Life Insurance Company remains a direct wholly-owned subsidiary of John Hancock and is now an indirect wholly-owned subsidiary of Manulife.

Pursuant to the Merger Agreement, at the effective time of the Merger on April 28, 2004, each share of John Hancock common stock, par value $0.01, issued and outstanding immediately prior to the effective time of the Merger (other than certain shares to be cancelled pursuant to the Merger) was converted into the right to receive 1.1853 Manulife common shares, no par value, and cash in lieu of any resulting fractional shares.

In addition, the Merger Agreement provides that Manulife will assume the John Hancock stock compensation plans (the “John Hancock Plans”) at the effective time of the Merger. Accordingly, all outstanding and unexercised options to purchase John Hancock common stock, and all other John Hancock stock-based awards which have been granted pursuant to a John Hancock Plan and are outstanding immediately before the Effective Time, will be converted into, respectively, options to purchase Manulife common shares and common share-based awards of Manulife, on the same terms in effect prior to the Merger.

The Manulife common shares issued or reserved for issuance pursuant to the Merger are registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form F-4 (Registration No. 333-110281) filed by Manulife with the Securities and Exchange Commission, which was declared effective on January 5, 2004.

Manulife issued a news release dated April 28, 2004, a press release was issued announcing the effectiveness of the Merger. A copy of the news release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

(b) None.

Item 7.         Financial Statements and Exhibits.

The following exhibit is furnished as part of this Form 8-K:

(c) Exhibits

Exhibit No.	Description of Exhibit
99.1	Manulife Financial Corporation News Release dated April 28, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN HANCOCK LIFE INSURANCE COMPANY

Date: April 28, 2004	By:	/s/ Thomas E. Moloney

Name: Thomas E. Moloney
Title: Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Manulife Financial Corporation News Release dated April 28, 2004.